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                                                                    EXHIBIT 10.2


            AMENDMENT NO. 1 TO PRIVATE PLACEMENT PURCHASE AGREEMENT
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Mr.
United Rentals, Inc.
Four Greenwich Office park
Greenwich, Connecticut 06830

Re: Private Placement Purchase Agreement dated October __, 1997 (the "Agreement") between ________ and United Rentals, Inc.

Dear Mr. ____:

1. For good and valuable consideration, the parties hereto hereby agree as follows:


     (a)  Section 2(d) of the Agreement is hereby amended to read as follows:


          (d) The purchase price for each share of common stock subject to a Call shall be payable in cash at the Closing (as hereinafter defined) and shall be equal to $9.125 and the purchase price of each Warrant subject to a Call shall be payable in cash at the Closing and shall be equal to $0.625, plus in each case a return thereon accruing at the rate of 4% per annum from the date hereof until the Closing therefor.

     (b)  Section 3(d) of the Agreement is hereby amended to read as follows:

          (d) (i) Subscriber agrees that until the fifth anniversary of the date of this Agreement (or, if later, until the second anniversary of any consummation of a public offering by the Company), Subscriber shall not without the Company's prior written consent (which may be withheld or delayed at its discretion, and which may be offered to some shareholders and not to other shareholders) make any sale or other disposition of any Units, warrants or common stock except as required under Section 3(a). The foregoing shall not restrict (A) charitable gifts which do not for any year after the date of this Agreement exceed 10% of the number of Units initially purchased by Subscriber hereunder, and (B) the pledge to a bank or institutional lender (the "pledgee") of up to an aggregate of _____ shares of common stock to secure lines of credit or loans extended to Subscriber. The aforesaid ______ amount shall be appropriately adjusted to reflect stock splits, combinations of shares and the like. Pledges pursuant to the above shall be subject to a Call until expiration of the Call as provided in Section (ii) below.

          (ii) During the effectiveness of registration number 333-41419 (or any other registration statement with respect to the sale of the pledged shares) and after foreclosure by the pledgee on the pledged shares, the Company shall upon request of the pledgee file a prospectus supplement which names the pledgee as a selling shareholder with respect to the pledged shares. The Company shall upon request of the pledgee deliver to the pledgee a copy of the prospectus supplement and of the prospectus to which it relates. Upon sale by the pledgee of the pledged shares pursuant to the effective registration statement as so supplemented, which sale is preceded by not less than 10 days' and not more than 20 days' prior written notice to the Company and which sale is accompanied by delivery by the pledgee to the buyer of the aforesaid prospectus and prospectus supplement, the Company will remove all restrictive legends on the pledged shares and the Call shall automatically expire unless exercised theretofore. The pledgee shall be a third party beneficiary of the provisions of this Section
          (ii).


     2. Except as amended hereby, the Agreement is in all respects ratified and confirmed. This letter may not be changed or terminated orally, and in any case shall not be amended or terminated or

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          changed without the written consent of the pledgee, which is initially expected to be _______.


Dated: ________________________

UNITED RENTALS, INC.

BY_______________________



__________________________


Confirmed :

___________________________
Bradley Jacobs

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